Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

May 29, 2013

DCT Industrial Trust Inc.

Suite 800

518 17th Street

Denver, Colorado 80202

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for DCT Industrial Trust Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-185066) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement, dated May 29, 2013 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”). The Shares are being offered and sold by the sales agents named in, and pursuant to, distribution agreements among the Company and such sales agents (the “Distribution Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its charter such that the number of authorized but unissued shares of Common Stock under the Company’s charter is less than the number of unissued Shares.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued delivered and paid for in accordance with the Distribution Agreements and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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